Safer Floors Could Be Worth **$390 Million in Revenue**

Pathogens like E.Coli and MRSA live on our floors. Our clinically-tested technology kills up to 99.99% of germs on shoes in just 8 seconds. Now a growing list of clients are already realizing the benefits of our technology.

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$5.80 Share Price

$1,000 Minimum Investment



Peter Kassel

Google NIH National Institutes of Health SONY Ronald McDonald House Charities

VA U.S. Department of Veterans Affairs NewYork-Presbyterian


HealthySole

$390 Million
Projected Revenue

By 2024 we project $390 million in US revenue with 15% market share, and up to $250 million in European revenue.

$2.6 Billion
Combined US Market

We're already generating sales in 3 core markets: long-term care, first responders, and healthcare facilities.

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The Problem Lives On Our Shoes

Infections from healthcare environments caused over **700,000 infections and cost U.S. hospitals nearly $40 billion annually.** We've discovered that shoes could be a main cause of transmission, as floors regularly test for high levels of pathogens like E.Coli and MRSA.

- **700,000**
  Healthcare-associated infections/year
- **$40B**
  In annual hospital costs
- **E.Coli C.Diff**
  Regularly found on floors



HealthySole Helps People Stay Safer, One Shoe At A Time

We leverage powerful UVC light, which has proven germicidal efficacy in industry, lab, and other medical applications, to remove up to **99.99% of shoe-borne pathogens in less time than it takes to wash your hands.**

A HealthySole PLUS unit is placed within healthcare environments for maximum efficiency and regular usage.

On their way into the patient's room, a healthcare worker simply steps onto the unit and aligns their shoes with the infrared sensors.

High-powered, shatter-proof plasma lamps emit optimized germicidal UVC light through a patented raised steel ridge to facilitate the highest amount of exposure.

Unlike chemical solvents commonly used in hospitals, the UVC light burns away pathogens and prevents them from reproducing and becoming antibacterial-resistant superbugs.

In less time than it takes to wash your hands, the shoe soles are up to 99.99% sanitized, saving healthcare workers time and money.

Healthcare environments now have a safe, fast, and extremely effective way to keep their patients safer in a way that integrates into existing systems.

- HealthySole PLUS unit is strategically placed for consistent use.
- Healthcare worker steps onto the unit & aligns shoes with infrared sensors.
- High-powered plasma lamps emit germicidal UVC through patented raised steel ridge.
- UVC light burns away pathogens, preventing them from reproducing.
- Healthcare environments now have a safe & effective way to keep patients safer.



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Investor Highlights

562%
revenue growth from 2019-2021

3
international utility patent

HENRY SCHEIN
Signed with top distributors

$5M
investments so far

Newsweek

Named Newsweek's most innovative healthcare product 2 years in a row

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562% Revenue Growth Is Just the Beginning

HealthySole brings the first clinically-tested technology that kills up to 99.99% of shoe-borne germs in 8 seconds.



Use of Funds

- Build team of salespeople to address high volume of clients
- Expand into Europe for additional $250 million in 3 years
- Partner with additional worldwide distributors
- Optimize for more cost-effective production

"Healthy Sole provided us the equipment and technology needed to make sure that our members went home in the morning.

- Robert Ramirez, Fire Captain, Margate, FL



Don't Wait to Invest

HealthySole brings the first clinically-tested technology that kills up to 99.99% of shoe-borne germs in 8 seconds.

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We're Miles Ahead

Competitive Advantages

- 6X less expensive
- Globally-patented
- Superior stainless steel design
- Third-party validated
- Clinically-tested
- Rental & leasing options
- Ozone & chemical-free

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Meet the Team

Peter Kassel | CEO

CEO

Peter is a co-founder of the company. He comes from an entrepreneurial background, having helped run companies in marketing and production. Over the past 10 years of the company, Peter has spearheaded every aspect of HealthySole LLC from the development of the product, to patents and growth strategies. Peter is now leading the Regulation A+ Raise, representing the company on stage at LSI events and more.

Nick DeOrio

VP of Sales & Distribution

Nick has 23+ successful years of healthcare sales experience in the commercialization and implementation of novel and clinically driven technologies and products with a concentration in infection control & prevention. Nick has been responsible for developing proficient sales teams and distribution channels along with strategic partnerships nationally and internationally, to accelerate product awareness, revenues, sustaining growth while ultimately improving profits.

Robert Kassel

COO & Chairman of the Board

Robert co-founded the company with Peter in 2011 as a way to build a family business that addressed one of the most pressing issues within healthcare. Robert has been CEO of two public companies, while also have spent time as a securities lawyer and investment banker. His expertise is in building companies, acquiring and growing new products and exiting projects while generating returns for investors. He plays a part in all major strategic and financial decisions, bringing his immeasurable expertise to long-term HealthySole LLC strategies and roadmaps. He is preparing to become our early-stage COO to best leverage his experience in scaling companies.



Invest In A Socially-Responsible Solution

By helping to stop the spread of disease, HealthySole is working to keep both vulnerable patients and healthcare workers safe.

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HealthySole

Problem Solution Market Revenue Team

Get in touch

office@healthysole.com
(866) 229-3480
100 N Arlington Ave.Suite 200Reno, NV, US 89501

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